Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2026 RESULTS

DALLAS - August 3, 2026-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the second quarter of 2026. For the quarter, the Company generated net income of $185 million, or $0.31 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $68 million, or $0.11 per diluted share for the second quarter of 2026.

SECOND QUARTER 2026 AND POST QUARTER END HIGHLIGHTS

•Net Production(2): ~71,400 barrels of oil equivalent per day (boepd), up ~12% versus second quarter 2025

•Revenues: $607 million, or $86.68 per barrel of oil equivalent (boe) (excluding the impact of derivative cash settlements)

•Production expense: $179 million (or $25.61 per boe), a reduction of ~25% compared to second quarter 2025

•Capital expenditures: $105 million

•Two new Jubilee wells came online late second quarter/early third quarter with the last producer of the current campaign due online imminently and expected to increase Jubilee gross production to >90,000 barrels of oil per day (bopd)

•Greater Tortue Ahmeyim (GTA) gross production averaged ~2.65 million tonnes per annum (mtpa) for the second quarter, with nine gross LNG cargos lifted (averaging ~2.7 mtpa in the first half of the year)

•Kosmos completed the sale of its interest in the Ceiba Field and Okume Complex in Equatorial Guinea

•Generated net cash provided by operating activities of ~$175 million and ~$89 million of free cash flow(1), supporting net debt reduction of >$400 million in the first half of the year

•Post quarter-end, Kosmos successfully completed the farm down of the operated Tiberius project in the Gulf of America

Commenting on the Company’s second quarter 2026 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “At the start of the year, we set four goals for 2026: increase production from our core assets; lower costs; reduce debt; and advance our high‑quality growth portfolio with minimal capital. In the first half of 2026, we have made excellent progress in each area.

“In Ghana, the Jubilee drilling campaign continues to deliver strong results, with production trending toward the upper end of our guidance. At GTA, nine gross LNG cargos were lifted during the quarter, underscoring the project’s reliable contribution to our annual production outlook. In the Gulf of America, we completed a highly competitive farm-down process for Tiberius, bringing in a new partner aligned with our strategy to grow value from the asset. We also completed the sale of our Equatorial Guinea production assets, further high-grading the portfolio and concentrating capital on lower-cost, higher-return opportunities.

“On the finance side of the business, we had an active first half of the year with the GTA bond and equity raise. This financial delivery, combined with our operational momentum, has resulted in improved credit ratings, which is important as we proactively manage our maturity schedule. In the second half of the year, we have commenced the RBL re-financing process and are making good progress towards achieving our ~20% debt reduction target for the year.”

FINANCIAL UPDATE

In April, Kosmos completed its spring reserve-based lending facility (RBL) re-determination with the borrowing base reduced to approximately $1.2 billion following the completion of the Equatorial Guinea asset sale in June.

The process to re-finance the facility with our lending banks has now commenced, targeting completion by the fourth quarter.

Kosmos took advantage of higher oil prices to add further hedges for 2027. The company has 3.25 million barrels of oil hedged for the remainder of 2026 with an average floor of approximately $66/barrel and a further 7.0 million barrels hedged in 2027 with a floor of approximately $67/barrel and a ceiling of approximately $84/barrel.

Net capital expenditure for the second quarter of 2026 was $105 million, in line with guidance. Full year 2026 capital expenditure guidance of $350 million is unchanged.

The Company generated net cash provided by operating activities of approximately $175 million and free cash flow(1) of approximately $89 million in the second quarter. Kosmos exited the quarter of 2026 with approximately $2.56 billion of net debt(1) and over $500 million of liquidity.

OPERATIONAL UPDATE

Production

Total net production(2) in the second quarter of 2026 averaged approximately 71,400 boepd, up ~12% versus second quarter 2025. The increase was largely driven by the ramp up at GTA and new wells coming online at Jubilee. This only includes Equatorial Guinea production through June 16, 2026, the date on which the asset sale was closed, reducing second quarter production by approximately ~1,000 boepd. Sales for the second quarter of 2026 were approximately 77,000 boepd.

The Company exited the quarter in a net underlift position of approximately 0.5 mmboe.

Ghana

Production in Ghana averaged approximately 36,300 boepd net in the second quarter of 2026, which included gas production of approximately 7,000 boepd. Two full Jubilee cargo liftings and one TEN lifting took place in the second quarter, in line with guidance. A third Jubilee cargo began lifting on the last day of the quarter and was completed on July 2, 2026.

At Jubilee (38.6% working interest), oil production in the second quarter averaged approximately 72,000 bopd gross. The J76 well came online in mid-June followed by the J77 well in early July. Initial performance from these wells has been strong, in line with the high end of expectations. The J50 well, a completion of a previously drilled well, is due online in the coming days and is expected to increase Jubilee gross production to >90,000bopd. A water injection well will conclude the drilling campaign and is expected online at the end of the third quarter. The partnership is currently working to secure a rig for the 2027/28 campaign to drill up to ten wells, expected to start in mid 2027.

At TEN (20.4% working interest), oil production averaged approximately 14,700 bopd gross for the second quarter, in line with expectations.

Mauritania and Senegal

GTA Phase 1 production averaged approximately 15,700 boepd net during the quarter, or approximately 2.65 mtpa of LNG equivalent gross, slightly lower than the first quarter primarily due to warmer seasonal temperatures as highlighted last quarter. The partnership lifted nine gross LNG cargos in the second quarter, at the upper end of guidance, bringing the total first half gross LNG cargos to 18.5. Full year guidance of 32-36 gross LNG cargos remains unchanged. One condensate cargo was lifted by Kosmos and the national oil companies of Mauritania and

Senegal in the second quarter. The final condensate cargo in 2026 is expected to be lifted by Kosmos and the national oil companies of Mauritania and Senegal late in the third quarter.

Lowering operating costs for GTA Phase 1 remains a priority for the partnership in 2026 with net operating costs per boe on track to fall by more than 50% year-on-year with scope for further reductions in 2027 and beyond.

With Phase 1 production fully ramped up and performing well, the partnership is now focusing on future production growth through Phase 1+, which fully utilizes the existing infrastructure for sales to the domestic markets in Senegal and Mauritania, initially for power generation. Heads of terms for domestic gas sales are targeted in 2026. Senegal is constructing an onshore power plant near Saint Louis and is expected to commence construction of the gas pipeline network this quarter with pipe expected to arrive imminently from China after a longer voyage to avoid the Middle East. The pipeline will transport gas from the GTA hub terminal for domestic power generation. Mauritania has also signed a 25-year agreement with a Saudi Arabian power company, to develop, finance and operate a 230 MW gas-fired power plant in N'Diago, which plans to use gas supplied from the GTA field.

Gulf of America

Production in the Gulf of America averaged approximately 14,300 boepd net (~83% oil) during the second quarter, within guidance.

On the Kosmos-operated Tiberius project, Kosmos and Occidental took final investment decision (FID) in March. Following FID, Kosmos successfully completed a highly competitive farm out process in July, with Navitas becoming a 33.33% partner in the project alongside Kosmos (33.34%) and Occidental (33.33%, owner/operator of the host facility). The consideration for the farm down is a mix of upfront cash, carry for future development capital expenditure, which is expected to cover Kosmos spend on the project through 2026 into mid-2027, and future milestone payments.

At Winterfell, the partnership spud Winterfell-5 in April 2026. The well was temporarily abandoned in July 2026 by the operator due to issues with the production casing. The partnership is evaluating the cause of the issue in order to restore production from the fault block.

As previously announced, Kosmos deepened its inventory of future opportunities for its infrastructure-led exploration (ILX) strategy in the Gulf of America, entering into a strategic alliance with Shell in the Norphlet trend earlier in the year. Shell and Kosmos have aligned interests over ten blocks in the Gulf of America to explore multiple high-potential prospects, including Trailblazer, a prospect with significant potential (~200 mmboe gross). Shell plans to begin drilling Trailblazer in the first quarter of 2027. In the event of success, Trailblazer could be tied back into Shell's nearby Appomattox platform with Kosmos designated as development operator.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 14,500 bopd gross and 5,100 bopd net in the second quarter through June 16, 2026. Kosmos lifted 0.4 cargos from Equatorial Guinea during the quarter in line with guidance.

On June 17, 2026, Kosmos announced that it had completed the sale of its 40.375% non-operating working interest in the Ceiba Field and Okume Complex production assets to Panoro Energy. The final cash consideration on completion, post-closing adjustments, was approximately $127 million and was used to repay borrowings under the RBL. The closing adjustments reflect the cash received from the assets in the first half of 2026 to completion on June 16, 2026. Future contingent payments of up to ~$40 million are subject to certain oil price and production thresholds.

Full year 2026 guidance has been updated in the table below for the sale of the Equatorial Guinea production assets in June. The mid-point of the updated production and operating cost/boe ranges for FY26 reflect the continued strong performance of the portfolio post the Equatorial Guinea sale.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure. Net debt excludes $73.2 million TEN FPSO finance lease liability. For purposes of the debt cover ratio calculation under the RBL Facility, the finance lease liability is included in net debt.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2026 financial and operating results today, August 3, 2026, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-800-715-9871. Callers in the United Kingdom should call 0800 260 6466. Callers outside the United States should dial +1-646-307-1963. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues and other income:
Oil and gas revenue	$607,253	$392,635	$977,981	$682,770
Gain on sale of assets	9,421	600	9,421	600
Other income, net	361	283	530	579
Total revenues and other income	617,035	393,518	987,932	683,949

Costs and expenses:
Oil and gas production	179,429	243,118	310,024	410,426
Exploration expenses	3,197	4,069	22,941	13,738
General and administrative	19,263	19,074	46,973	45,329
Depletion, depreciation and amortization	120,501	151,268	240,374	271,935
Interest and other financing costs, net	53,700	54,834	112,502	106,676
Derivatives, net	(51,809)	(21,566)	200,187	(14,834)
Other expenses, net	10,281	6,481	13,545	8,470
Total costs and expenses	334,562	457,278	946,546	841,740

Income (loss) before income taxes	282,473	(63,760)	41,386	(157,791)
Income tax expense	97,698	23,980	82,185	40,555
Net income (loss)	$184,775	$(87,740)	$(40,799)	$(198,346)

Net income (loss) per share:
Basic	$0.31	$(0.18)	$(0.07)	$(0.42)
Diluted	$0.31	$(0.18)	$(0.07)	$(0.42)

Weighted average number of shares used to compute net income (loss) per share:
Basic	593,441	478,068	550,060	476,881
Diluted	604,713	478,068	550,060	476,881

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$102,137	$91,518
Receivables, net	113,022	103,472
Other current assets	177,584	232,884
Total current assets	392,743	427,874

Property and equipment, net	3,351,526	3,733,784
Other non-current assets	565,878	534,968
Total assets	$4,310,147	$4,696,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$161,981	$202,555
Accrued liabilities	343,879	237,609
Current maturities of long-term debt	145,303	132,143
Other current liabilities	11,633	—
Total current liabilities	662,796	572,307

Long-term liabilities:
Long-term debt, net	2,526,872	2,920,616
Deferred tax liabilities	177,375	305,924
Other non-current liabilities	238,207	369,189
Total long-term liabilities	2,942,454	3,595,729

Total stockholders’ equity	704,897	528,590
Total liabilities and stockholders’ equity	$4,310,147	$4,696,626

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating activities:
Net income (loss)	$184,775	$(87,740)	$(40,799)	$(198,346)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	123,206	153,157	245,671	275,708
Deferred income taxes	47,745	(175)	(1,268)	1,636
Unsuccessful well costs and leasehold impairments	(582)	(1,741)	13,959	162
Change in fair value of derivatives	(40,684)	(15,469)	262,292	(7,883)
Cash settlements on derivatives, net(1)	(117,363)	5,787	(198,684)	6,281
Equity-based compensation	8,114	7,346	14,064	15,707
Gain on sale of assets	(9,421)	(600)	(9,421)	(600)
Debt modifications and extinguishments	136	—	(1,081)	—
Other	(13,198)	(2,909)	(20,759)	(8,506)
Changes in assets and liabilities:
Net changes in working capital	(7,718)	69,512	17,592	42,121
Net cash provided by operating activities	175,010	127,168	281,566	126,280

Investing activities
Oil and gas assets	(76,430)	(82,521)	(163,477)	(172,766)
Proceeds on sale of assets	127,034	—	127,034	—
Notes receivable and other investing activities	—	(42,743)	(11,598)	(86,791)
Net cash provided by (used in) investing activities	50,604	(125,264)	(48,041)	(259,557)

Financing activities:
Borrowings under long-term debt	—	100,000	124,167	200,000
Payments on long-term debt	(227,000)	(100,000)	(504,738)	(100,000)
Net proceeds from issuance of senior notes and bonds	—	—	350,000	—
Repurchase and redemption of senior notes	(200)	—	(347,184)	—
Net proceeds from issuance of common stock	—	—	206,440	—
Payments on finance lease	(9,689)	—	(14,951)	—
Other financing costs	(1,041)	(1)	(8,772)	(1)
Net cash provided by (used in) financing activities	(237,930)	(1)	(195,038)	99,999

Net increase (decrease) in cash, cash equivalents and restricted cash	(12,316)	1,903	38,487	(33,278)
Cash, cash equivalents and restricted cash at beginning of period	168,547	50,096	117,744	85,277
Cash, cash equivalents and restricted cash at end of period	$156,231	$51,999	$156,231	$51,999

(1)Cash settlements on commodity hedges were $(105.4) million and $11.4 million for the three months ended June 30, 2026 and 2025, respectively, and $(135.7) million and $9.7 million for the six months ended June 30, 2026 and 2025, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Six months ended		Twelve Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025	June 30, 2026
Net income (loss)	$184,775	$(87,740)	$(40,799)	$(198,346)	$(542,239)
Exploration expenses	3,197	4,069	22,941	13,738	232,819
Depletion, depreciation and amortization	120,501	151,268	240,374	271,935	525,213
Impairment of long-lived assets	—	—	—	—	177,563
Equity-based compensation	8,114	7,346	14,064	15,707	26,310
Derivatives, net	(51,809)	(21,566)	200,187	(14,834)	161,356
Cash settlements on commodity derivatives	(105,381)	11,414	(135,723)	9,664	(134,993)
Other expenses, net	10,282	6,481	13,546	8,470	18,567
Gain on sale of assets	(9,421)	(600)	(9,421)	(600)	(11,021)
Interest and other financing costs, net	53,700	54,834	112,502	106,676	229,256
Income tax expense	97,698	23,980	82,185	40,555	106,835
EBITDAX	$311,656	$149,486	$499,856	$252,965	$789,666
Pro Forma Adjustment - TEN FPSO Lease and EG Divestiture(1)(2)	27,324	—	27,301	—	33,403
Pro Forma EBITDAX	338,980	149,486	527,157	252,965	823,069

(1)     Adjustment to present Pro Forma EBITDAX for the impact to operational expense for the periods presented resulting from executing the TEN FPSO finance lease transaction.
(2)     Adjustment to present Pro Forma EBITDAX for the impact of the oil revenues and expenses and results of operations of the sold interest in the Ceiba Field and Okume Complex production assets located in Block G offshore Equatorial Guinea to Panoro Energy ASA, for the respective period. The transaction closed on June 16, 2026.

The following table presents our net debt as of June 30, 2026 and December 31, 2025:

	June 30,	December 31,
	2026(1)	2025
Total long-term debt	$2,719,676	$3,100,274
Cash and cash equivalents	102,137	91,518
Total restricted cash	54,094	26,226
Net debt	$2,563,445	$2,982,530

(1) Excludes $73.2 million TEN FPSO finance lease liability.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss)	$184,775	$(87,740)	$(40,799)	$(198,346)

Derivatives, net	(51,809)	(21,566)	200,187	(14,834)
Cash settlements on commodity derivatives	(105,381)	11,414	(135,723)	9,664
Gain on sale of assets	(9,421)	(600)	(9,421)	(600)
Other expenses, net	10,238	6,364	13,499	8,029
Write-off of leasehold costs	—	—	13,181	—
Debt modifications and extinguishments	136	—	(1,081)	—
Total selected items before tax	(156,237)	(4,388)	80,642	2,259

Income tax (expense) benefit on adjustments(1)	39,639	(569)	(7,287)	(2,034)
Adjusted net income (loss)	$68,177	(92,697)	32,556	(198,121)

Net income (loss) per diluted share	$0.31	$(0.18)	$(0.07)	$(0.42)

Derivatives, net	(0.09)	(0.05)	0.36	(0.03)
Cash settlements on commodity derivatives	(0.18)	0.02	(0.24)	0.02
Gain on sale of assets	(0.02)	—	(0.02)	—
Other expenses, net	0.02	0.02	0.02	0.02
Write-off of leasehold costs	—	—	0.02	—
Debt modifications and extinguishments	—	—	—	—
Total selected items before tax	(0.27)	(0.01)	0.14	0.01

Income tax (expense) benefit on adjustments(1)	0.07	—	(0.01)	(0.01)
Adjusted net income (loss) per diluted share	$0.11	$(0.19)	$0.06	$(0.42)

Weighted average number of diluted shares	604,713	478,068	550,060	476,881

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Reconciliation of free cash flow:
Net cash provided by operating activities	$175,010	$127,168	$281,566	$126,280
Net cash used for oil and gas assets	(76,430)	(82,521)	(163,477)	(172,766)
Payments on finance lease	(9,689)	—	(14,951)	—
Free cash flow	88,891	44,647	103,138	(46,486)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2026		2025		2026		2025
Net Volume Sold
Oil (MMBbl)	4.571		5.363		8.985		9.023
Gas (Bcf)	12.272		7.120		25.021		11.292
NGL (MMBbl)	0.389		0.113		0.492		0.204
Total (MMBoe)	7.005		6.663		13.647		11.109
Total (MBoepd)	76.982		73.216		75.399		61.376

Revenue
Oil sales	$496,291		$354,518		$793,302		$624,923
Gas sales	83,601		36,049		155,705		53,678
NGL sales	27,361		2,068		28,974		4,169
Total oil and gas revenue	607,253		392,635		977,981		682,770
Cash settlements on commodity derivatives	(105,381)		11,414		(135,723)		9,664
Realized revenue	$501,872		$404,049		$842,258		$692,434

Oil and Gas Production Costs	$179,429	(1)	$243,118	(1)	$310,024	(1)	$410,426	(1)

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$108.57		$66.10		$88.29		$69.26
Average gas sales price per Mcf	6.81		5.06		6.22		4.75
Average NGL sales price per Bbl	70.34		18.30		58.89		20.44
Average total sales price per Boe	86.68		58.93		71.66		61.46
Cash settlements on commodity derivatives per Boe	(15.04)		1.71		(9.95)		0.87
Realized revenue per Boe	71.64		60.64		61.72		62.33

Oil and gas production costs per Boe	$25.61		$36.49		$22.72		$36.94
Oil and gas production costs per Boe ex. M/S (1)	$20.91		$28.22		$17.62		$26.88

(1)Includes $65.8 million and $69.1 million for the three months ended June 30, 2026 and 2025, respectively, and $121.2 million and $127.2 million for the six months ended June 30, 2026 and 2025, respectively of oil and gas production costs related to the LNG production at the GTA Phase 1 project in Mauritania and Senegal. GTA Phase 1 project LNG sales volumes for the three months ended June 30, 2026 and 2025 were 1.573 MMBoe and 0.5 MMBoe, respectively, and for the six months ended June 30, 2026 and 2025 were 2.930 MMBoe and 0.6 MMBoe, respectively. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.

Kosmos was underlifted by approximately 0.5 million barrels of oil equivalent (mmboe) as of June 30, 2026.

Kosmos Energy Ltd.
Hedging Summary
As of June 30, 2026(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2026:
Three-way collars FY26	Dated Brent	1,000	60.00	50.00	75.51
Swaps FY26	Dated Brent	1,500	70.62	—	—
Swaps FY26	WTI	750	64.83	—	—
2027:
Three-way collars 1H27	Dated Brent	2,000	70.00	55.00	85.00
Three-way collars FY27	Dated Brent	2,000	60.00	47.50	75.00
Two-way collars FY27	Dated Brent	2,000	67.50	—	90.00
Three-way collars FY27	WTI	1,000	70.00	55.00	90.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of June 30, 2026 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 0.5 MMBbls of Dated Brent sold calls with a strike price of $100.00 per Bbl and 1.0 MMBbls of Dated Brent sold puts with a strike price of $55.00 per Bbl in 2026. Excludes 0.8 MMBbls of WTI sold puts with a strike price of $50.00 per Bbl in 2026.

2026 Guidance (Adjusted for Equatorial Guinea sale)

	3Q 2026	FY 2026

Production(1,2,3)	68,000 - 72,000 boe per day	69,000 - 74,000 boe per day

Opex	$18.00 - $20.00 per boe	$19.00 - $21.00 per boe

DD&A	$15.50 - $17.50 per boe	$16.00 - $18.00 per boe

G&A(~65% cash)	$15-$20 million	~$75 million

Exploration Expense(4)	~$5 million	~$20 million

Net Interest Expense	$55 - $60 million	$220 - $240 million

Tax	$7.00 - $10.00 per boe	$7.00 - $9.00 per boe

Capital Expenditure	$75 - $100 million	~$350 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos. Guidance excludes Equatorial Guinea from June 17, 2026 following the sale of the assets.

(1)3Q 2026 net cargo forecast – Ghana: 2.75 cargos. FY 2026 Ghana: 12-13 cargos. Average cargo sizes 950,000 barrels of oil.
(2)3Q 2026 gross cargo forecast - Mauritania & Senegal: 8 cargos. FY 2026: 32-36 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%. Kosmos expects 0.4 net condensate cargos in 3Q26
(3)Gulf of America Production: 3Q 2026 forecast 13,000 - 15,000 boe per day. FY 2026: 14,000-16,000 boe per day. Oil/Gas/NGL split for 2026: ~83%/~10%/~7%.
(4)Excludes leasehold impairments and dry hole costs.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com